UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 8, 2013

THE WASHINGTON POST COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-6714	53-0182885
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1150 15th Street, N.W. Washington, D.C.		20071
(Address of principal executive offices)		(Zip Code)

(202) 334-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events

On January 8, 2013, Kaplan, Inc., a subsidiary of The Washington Post Company, issued the press release attached as Exhibit 99.1. The text of such Exhibit is hereby incorporated by reference into this Item 8.01.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

Exhibit 99.1 Kaplan, Inc. Press release dated January 8, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Washington Post Company

(Registrant)

Date January 8, 2013                                                              /s/ Veronica Dillon

Veronica Dillon

Senior Vice President,

Secretary and General Counsel

Exhibit Index

Exhibit 99.1   Kaplan, Inc. press release dated January 8, 2013

Kaplan Appoints Tom Leppert as President and COO

Former Dallas mayor and Turner Corporation chief executive

brings business and public sector acumen to education leader

Fort Lauderdale, FL—January 8, 2013—Kaplan, Inc., a leading international provider of educational services and a subsidiary of The Washington Post Company (NYSE: WPO), today announced the appointment of Thomas C. Leppert as president and chief operating officer.

A former mayor of Dallas, chairman and CEO of The Turner Corporation, the largest commercial builder in the United States, and McKinsey & Co. Principal, Leppert brings deep and extensive business and public sector experience to Kaplan.  As president and COO, Leppert will assume day-to-day oversight of the company’s operating divisions: Kaplan Test Prep and Kaplan Higher Education in the United States, and Kaplan International based in London, UK and with operations across Europe, Asia, and Australia. He will report to Kaplan Chairman and CEO Andrew S. Rosen.

Rosen said: “Tom’s exceptional track record of accomplishments in both private business and the public sector makes him an ideal choice to help position Kaplan for sustained growth in a period of dynamic change and opportunity in the educational marketplace. He has been enormously successful in multiple industries and roles, always based on integrity and quality.”

Leppert said: “Over the years, as a leader in both the public and private sector, as well as in my personal life, I have developed a deep commitment to education. I understand its importance to the future of our country and the world, and I have seen how education has the power to transform lives. This opportunity to be personally involved in influencing education, to improve individual lives, and to help lead a company that is changing the educational landscape at a time when our country and the world needs educational innovation, is unique and compelling.”

Tom Leppert was the mayor of Dallas, TX, the ninth largest city in the United States, from 2007-2011. In that role, Leppert aggressively pursued policies that dramatically improved the quality of life in Dallas.  In the areas of public safety, economic development, education and the environment, Dallas emerged as one of the focal points in the nation. He was actively involved in education, pioneering a number of innovative educational programs.

Following his mayoralty, Leppert was a candidate for the Republican nomination for U.S. Senate in 2012.

Leppert’s public career followed 30 years in the private sector, working in the construction, homebuilding, real estate, and financial services industries.  During his tenure as CEO from 1999 to 2006, The Turner Corporation’s revenues grew from $4 billion to nearly $9 billion and total returns increased significantly. He led the entry into new markets and initiated Turner University, an innovative internal, online training program for its 7,000 plus employees.

Prior to Turner, Leppert held a number of business leadership positions, including vice chairman of Pacific Century Financial Corporation and its major subsidiary, the Bank of Hawaii, and president and CEO of Castle & Cooke Properties, Inc., both in Honolulu, HI, and a national partner at Trammell Crow Company. He began his career at McKinsey & Co. where he was elected a Principal of the firm.

Leppert was appointed by President Reagan as a White House Fellow in 1984.  He served as Executive Assistant to the Deputy Secretary of Treasury and a member of the staff, Office of Policy Development, The White House.

He holds an MBA with Distinction from the Harvard Business School and a bachelor’s in liberal arts from Claremont McKenna College.

He has been an active leader in civic and community organizations, including chairing the Greater Dallas Regional Chamber, the Hawaii Business Roundtable and the Bishop Museum. He has served on the boards of Baylor Healthcare System, the U.S. Chamber of Commerce, Dallas Citizens Council, Dallas Zoological Society, and the National Building Museum, among others.

He has been actively involved in a wide range of educational institutions ranging from chairing the West Dallas Community School, an acclaimed K-8 school in one of the lowest income areas of the nation, to serving on the boards of Episcopal School of Dallas, Claremont McKenna College, and Harvard Business School alumni.

About Kaplan

Kaplan, Inc. is a leading international provider of educational and career services for individuals, schools, and businesses. Kaplan serves students of all ages through a wide array of offerings including higher education, test preparation, professional training and programs for kids in grades K through 12. Kaplan is a subsidiary of The Washington Post Company (NYSE: WPO) and its largest division. For more information, please visit www.kaplan.com.

Contact:

Mark Harrad

212-974-6231

Mark.harrad@kaplan.com